Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to this Registration Statement (Form S-3, No. 333-210224) and related Prospectus of Orexigen Therapeutics, Inc. for the registration of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our reports dated February 26, 2016, with respect to the consolidated financial statements of Orexigen Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Orexigen Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

May 10, 2016